Exhibit 99.1

Texas Roadhouse Appoints Jerry Morgan President

LOUISVILLE, KY. December 17, 2020 – Texas Roadhouse, Inc. (NasdaqGS: TXRH) announced today that Regional Market Partner Jerry Morgan has been promoted to President of the Louisville-based restaurant company, effective January of 2021.

Morgan, who will relocate to Louisville, will report directly to Kent Taylor who will continue to serve as Chief Executive Officer and Chairman of the Board. Taylor had assumed the role of President when the role was vacated in June of 2019.

Taylor commented, “Going from three jobs to two, will allow me to focus my additional time, energy, and creativity on our future growth, such as establishing Bubba’s 33 and Jaggers as segment leaders and expanding our retail initiatives, including Butcher Shop and our new Margarita Mix. I also want to expand our To-Go operations and have several other ideas that I think will propel Texas Roadhouse into the next decade.”

A 23-year veteran of Texas Roadhouse, Morgan has more than 35 years of restaurant management experience with Texas Roadhouse, Bennigan’s and Burger King.

Morgan started his Texas Roadhouse career in 1997 as Managing Partner of the company’s first restaurant in Texas. He earned the company’s most prestigious award, Managing Partner of the Year, in 2001 and was promoted to Market Partner later that year.

In 2015, Morgan was named Regional Market Partner, where he was responsible for overseeing more than 120 restaurants in 14 states.

Taylor continued, “Jerry brings great operational focus and leadership to an already stellar executive leadership team and is a perfect balance to our awesome field operations led by our Chief Operating Officer, Doug Thompson, and our Regional Market Partners.”

Both Morgan and Thompson along with Chief Financial Officer Tonya Robinson and a few other Louisville-based executives will report to Taylor.

Taylor added, “Jerry will spend his first few months listening, learning and serving alongside our folks at the Support Center in Louisville.”

Morgan commented, “I look forward to joining the amazing Support Center family, which does such an outstanding job of serving our operators. I have learned firsthand that hospitality just happens to be the name of our industry. It’s not just what we do. What we do best is to be great teammates, build relationships, and have a passion for serving others. Let’s go Roadhouse.”

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today has grown to over 630 restaurants system-wide in 49 states and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Contacts:

Investor Relations

Michael Bailen

(502) 515-7298

Media

Travis Doster

(502) 638-5457